UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 11, 2005

CoTherix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-05794	04-3513144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

5000 Shoreline Court, Suite 101, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

(650) 808-6500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Approval of Form of Stock Option Agreement

On March 11, 2005, the Compensation Committee (the "Compensation Committee") of the Board of Directors of CoTherix, Inc. (the "Company") approved a new form of stock option agreement for use under the 2004 Equity Incentive Plan (the "Plan"). The Company intends to use this form for all option grants to employees of the Company made on this date and in the future under the Plan.

The option agreement generally provides for a 10 year option term, which will terminate sooner if the optionee's service terminates for any reason. The options will terminate 1 year after the date of an optionee's death, 180 days after the termination of an optionee's service as a result of total and permanent disability or 90 days after the termination of an optionee's service for any other reason.

The option agreement provides for the following acceleration of vesting in the event of and following a change in control of the Company. An option will become exercisable with respect to 50% of the then unvested option shares upon the occurrence of a change in control before the optionee's service terminates. If an optionee is involuntarily terminated within 12 months after the change in control, then the option will become exercisable in full with respect to all of the option shares. An involuntary termination includes a termination without cause or a resignation following a material reduction in responsibilities, a reduction in base salary of more than 10% or a relocation of the optionee's principal workplace by more than 30 miles.

Executive Officer 2004 Bonuses

On March 11, 2005, the Compensation Committee approved 2004 bonuses for the following executive officers in the following amounts: (a) Donald J. Santel, Chief Executive Officer: $150,000; (b) Thomas L. Feldman, President and Chief Business Officer: $110,000; (c) James E. Pennington, Executive Vice President, Chief Medical Officer: $103,125 and (d) Christine E. Gray-Smith, Executive Vice President, Chief Financial Officer: $70,775.

These bonuses were based on the Compensation Committee's determination that all 2004 corporate objectives and certain individual performance goals for 2004 were met. The bonuses for Dr. Pennington and Ms. Gray-Smith were pro rated for their period of service to the Company in 2004.

2005 Executive Officer Compensation

On March 11, 2005, the Compensation Committee also approved 2005 base salaries and target bonuses for our executive officers. The following base salaries were approved retroactively to January 1, 2005: (a) Mr. Santel: $300,000; (b) Mr. Feldman: $290,000; (c) Dr. Pennington: $280,000; and (d) Ms. Gray-Smith: $265,000. The following target bonuses were approved: (a) Mr. Santel: 40% of base salary; (b) Mr. Feldman: 35% of base salary; and (c) Dr. Pennington and Ms. Gray-Smith: 30% of base salary.

Stock Options Granted to Executive Officers

On March 11, 2005, the Compensation Committee granted stock options to each of the following executive officers to acquire the following number of shares of the Company's common stock: (a) Mr. Santel: 200,000 shares; (b) Mr. Feldman: 150,000 shares; (c) Dr. Pennington and Ms. Gray-Smith: each, 100,000 shares.

Each option has an exercise price of $8.30 per share, which is equal to the closing price per share on March 10, 2005, as reported in the Wall Street Journal, representing pursuant to the Plan the fair market value of the March 11, 2005 grants. Each executive officer's options in the aggregate will become exercisable with respect to 25% of the shares subject to the options upon the optionee's completion of 12 months of service after the date of grant and with respect to an additional 2.08333% of the shares subject to the options upon the optionee's completion of each of the next 36 months of service thereafter. Each option includes the change in control provisions described above under "Approval of Form of Stock Option Agreement."

Item 9.01. Exhibits.

Exhibit No. Description

10.24 Form of Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2005

CoTherix, Inc.
By:	/s/ Christine E. Gray-Smith
Christine E. Gray-Smith Executive Vice President and Chief Financial Officer